Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2013, relating to the balance sheets of ROI Acquisition Corp. (a corporation in the development stage) as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2012 and the period from September 19, 2011 (inception) to December 31, 2011, as well as for the period from September 19, 2011 (inception) to December 31, 2012.

/s/ Rothstein Kass

Roseland, New Jersey

August 23, 2013